Exhibit 10.5

EXECUTION VERSION

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is entered into as of November 29, 2017 by and among Sapphire Holding S.à r.l., a Luxembourg société à responsabilité limitée (“Investor”), WillScot Corporation, a Delaware corporation (the “Company”), and each of Harry E. Sloan (“Sloan”), and Double Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor” and, together with Sloan, the “Founder Group”).  Each of the Investor, the Company, Sloan, and the Sponsor are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is party to that certain Stock Purchase Agreement dated as of August 21, 2017, as amended by that certain Amendment to Stock Purchase Agreement dated as of September 6, 2017 and that certain Second Amendment to Stock Purchase Agreement dated as of November 6, 2017 (as the same may be further amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which the Company, through a wholly-owned subsidiary, is indirectly acquiring all of the issued and outstanding stock of Williams Scotsman International, Inc. (“Williams Scotsman”);

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the Transactions contemplated by the Purchase Agreement;

WHEREAS, it is also a condition precedent to the Transactions that Investor, or one or more of its affiliates, co-investors or syndicatees contribute an Equity Investment (as defined in the Purchase Agreement), directly or indirectly, to the Company in exchange for capital stock of the Company, pursuant to the terms and conditions of the Equity Commitment Letter and the Subscription Agreement entered into contemporaneously herewith; and

WHEREAS, in exchange for and in consideration of the Equity Investment by the Investor, the Investor desires to require the deposit by the Founder Group of its shares of capital stock and warrants of the Company into an escrow account to be established for the purposes set forth herein, which shares and warrants may be either released to, or retained by, as the case may be, the Founder Group or transferred to the Investor (or its nominee), upon the occurrence of certain events as specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.        DEFINED TERMS

For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Purchase Agreement.  The following definitions shall apply to this Agreement:

“NASDAQ” means the Nasdaq Stock Market.

“Qualifying Acquisition” means the acquisition of a business similar to that of Williams Scotsman, which has an enterprise value of $750 million or more, or the execution and delivery of a definitive agreement in respect of any such acquisition, in either case within twelve (12) months of the Closing, which has been approved by the Board of Directors of the Company and, to the extent required, its shareholders; provided, that in the event the twelve (12)-month period in which the Investor may contribute additional capital to the Company pursuant to the terms and conditions of the Equity Commitment Letter and the Subscription Agreement is extended on the same terms and conditions, at the Investor’s sole option and upon receipt of any and all required consents with respect thereto, the timing for completing or entering into a definitive agreement in respect of a Qualifying Acquisition will be extended for the same amount of time.  For purposes of this Agreement, (i) a Qualifying Acquisition shall not include the transactions contemplated by the Purchase Agreement and (ii) the “closing” or “consummation” of a Qualifying Acquisition shall mean the actual closing of the acquisition transaction on the closing date defined in the applicable definitive agreement governing the acquisition, following the satisfaction or waiver of all conditions to closing set forth therein.

“Trading Day” means any day on which NASDAQ is open for trading.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means that certain trust account of the Company, established with and maintained by the Transfer Agent in connection with the Company’s initial public offering for the benefit of its public stockholders.

SECTION 2.        EARNOUT

2.1          Earnout of Founder Shares and Founder Warrants.

(a)   The Company has issued 12,425,000 shares of its Class A common stock, par value $0.0001 (“Common Stock”), to the Founder Group (collectively, the “Founder Shares”).  In exchange for and in consideration of the Equity Investment, and subject to the occurrence of certain triggering events set forth in Section 2.2 below, the Founder Group has agreed to restrict the Founder Shares for certain periods of time and transfer certain percentages thereof to the Investor (or its nominee), in each case on the terms and conditions set forth herein.

(b)   The members of the Founder Group own an aggregate of 14,550,000 warrants, each of which is exercisable to purchase one-half of one share of Common Stock of the Company (collectively, the “Founder Warrants”), which have been issued to such members of the Founder Group in registered form pursuant to the terms of that certain Warrant Agreement dated as of September 10, 2015 between the Company and the Transfer Agent (the “Warrant Agreement”).   In exchange for and in consideration of the Equity Investment, and subject to the occurrence of certain triggering events set forth in Section 2.3 below, the Founder Group has agreed to restrict and, if required, transfer a portion of the Founder Warrants to the Investor (or its nominee) on the terms and conditions set forth herein.

2.2          Procedures Applicable to the Earnout of the Founder Shares.

(a)   Delivery of Founder Shares to Escrow Account.  Contemporaneous with the execution of this Agreement and the closing of the Transactions, all of the Founder Shares will be subject to the terms of this Agreement and the Founder Group will deliver the Founder Shares electronically through the Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent (as defined below).  Upon receipt of the Founder Shares, the Escrow Agent will place such Founder Shares in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of that certain escrow agreement (the “Escrow Agreement”) to be entered into simultaneously herewith by and between the Investor, the Founder Group and the Transfer Agent, acting as escrow agent (the “Escrow Agent”).

(b)   Preparation and Delivery of Release Notice.  Promptly upon the occurrence of a triggering event, as described in Section 2.2(c) below, or as soon as practicable after any party becomes aware of the occurrence of such triggering event, each member of the Founder Group and the Investor agree to promptly notify the other parties of the occurrence of such and will work together in good faith to prepare and deliver, or cause to be prepared and delivered, a mutually agreeable written notice to the Escrow Agent  (each a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto.  Each member of the Founder Group and the Investor hereby agree to negotiate in good faith to resolve any disputes that may arise with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice.  In the event the Founder Group and the Investor are unable to reach mutual agreement with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Founder Group and the Investor (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable triggering event and related Release Notice as promptly as practicable and to resolve only those unresolved disputed items. The parties hereby agree to respectively furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations by the Founder Group and the Investor and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by the Founder Group and the Investor.

(c)   Release of Founder Shares from the Escrow Account.   Subject to the provisions of Sections 2.2(b) and 2.2(f) and the availability of Founder Shares in the Escrow Account, the Founder Group and the Investor shall prepare and deliver to the Escrow Agent a Release Notice directing the Escrow Agent to release and deliver the Founder Shares to the Founder Group and the Investor as follows:

(i)            At any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days, 6,212,500 Founder Shares will be released from the Escrow Account and shall be distributed as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice:

A.            if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 4,170,833 shares to the Founder Group; and (2) 2,041,667 shares to the Investor (or its nominee); or

B.            if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (1) 3,106,250 shares to the Founder Group; and (2) 3,106,250 shares to the Investor (or its nominee).

(ii)           At any time during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, an additional 6,212,500 Founder Shares will be released from the Escrow Account and shall be distributed as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice:

A.            if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 4,170,833 shares to the Founder Group; and (2) 2,041,667 shares to the Investor (or its nominee); or

B.            if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (1) 3,106,250 shares to the Founder Group; and (2) 3,106,250 shares to the Investor (or its nominee).

(iii)          Notwithstanding the foregoing, if the Company or any of its subsidiaries consummates a Qualifying Acquisition and the Escrow Account has not yet been reduced by the occurrence of the triggering events contemplated by Sections 2.2(c)(i) and (c)(ii) above, the Founder Group and the Investor shall prepare and deliver to the Escrow Agent a Release Notice directing the Escrow Agent to release 4,000,000 Founder Shares from the Escrow Account to the Founder Group upon closing of such Qualifying Acquisition.  In such event, Sections 2.2(c)(i) and (c)(ii) above shall be of no further force and effect and the following provisions shall apply and the remaining Founder Shares in the Escrow Account shall be released thereafter as follows, in each case upon receipt by the Escrow Agent of the applicable Release Notice, until such time as no Founder Shares remain in the Escrow Account:

A.            if, at any time following the consummation of a Qualifying Acquisition during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 5,616,667 Founder Shares will be released from the Escrow Account and shall be distributed as follows:

1.              if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 3,744,444 shares to the Founder Group; and (2) 1,872,223 shares to the Investor (or its nominee); or

2.              if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (i)1,872,223 shares to the Founder Group; and (ii) 3,744,444 shares to the Investor (or its nominee);

and

B.            if, at any time following the consummation of a Qualifying Acquisition during the period of three (3) years following the date hereof, if the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive Trading Days on NASDAQ or any other national securities exchange, 2,808,333 million Founder Shares will be released from the Escrow Account and shall be distributed as follows:

1.              if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is equal to $350 million or more: (1) 1,872,222 shares to the Founder Group; and (ii) 936,111 shares to the Investor (or its nominee); or

2.              if on the date hereof the amount of proceeds from the Trust Account used to fund the Purchase Price is less than $350 million: (i) 936,111 shares to the Founder Group; and (ii) 1,872,222 shares to the Investor (or its nominee).

(d)   Distribution of Founder Shares to the Founder Group.  For the purposes of this Section 2.2, the Founder Shares that are to be released from the Escrow Account and distributed to the Founder Group shall be distributed to the members of the Founder Group on a pro rata basis, in amounts proportionate to the number of shares in the Company held by each member of the Founder Group as of the date hereof.  Following any release from the Escrow Account and distribution of any Founder Shares to any member of the Founder Group, such Founder Shares shall no longer be subject to the requirements of this Agreement.

(e)   Distribution of Founder Shares to the Investor.  For the purposes of this Section 2.2, any Founder Shares that are to be distributed to the Investor will, upon receipt of the Release Notice by the Escrow Agent, be deemed transferred to the Investor in the name of the Investor or its nominee.  All shares issued to the Investor hereunder will: (1) be subject to the respective terms and conditions of the Registration Rights Agreement and Nominating Agreement executed and delivered by the Company and the Investor simultaneously herewith; and (2) be admitted to trading on NASDAQ or any other national securities exchange, as applicable, immediately following their issue and will be capable of settlement on the same basis as the existing shares in issue.

(f)    Exhaustion of Founder Shares; Independence of Triggering Events.   Each triggering event set forth in this Section 2.2 is an independent event and not otherwise conditioned or contingent upon the occurrence of any preceding or subsequent triggering event.  In the event that a triggering event under Section 2.2(c)(i) or Section 2.2(c)(ii) has occurred, the number of Founder Shares to be released under Section 2.2(c)(iii) shall (subject to the following sentence) be reduced at each subsequent triggering event on a pro rata basis.  If the triggering event under Section 2.2(c)(i) has occurred prior to the occurrence of a Qualifying Acquisition, the triggering event under Section 2.2(c)(iii)(A) shall no longer apply.  For the avoidance of doubt, no additional shares of capital stock of the Company will be placed in the Escrow Account for release or issuance hereunder and upon release of all of the Founder Shares in the Escrow Account in accordance with this Section 2.2, the Escrow Agreement shall terminate pursuant to its terms and the provisions of this Section 2.2 shall no longer have any force or effect.

2.3          Procedures Applicable to the Earnout of the Founder Warrants.

(a)   Limitations on Founder Warrants.  As of the Date hereof, the Founder Warrants will be retained by the members of the Founder Group owning such Founder Warrants, but shall be subject to the requirements of this Agreement until such date that is twelve (12) months from the date of this Agreement (or later in the event the Investor agrees to extend such period pursuant to the terms of its Equity Commitment Letter) (the “Warrant Lock-Up Period”).  During the Warrant Lock-Up Period, the holders of the Founder Warrants agree to take no actions with respect thereto, including any transfer or redemption, except as specifically contemplated by this Agreement.  In the event Williams Scotsman consummates a Qualifying Acquisition during the Warrant Lock-Up Period, the Founder Warrants will be treated as follows upon closing of such Qualifying Acquisition:

(i)            if on the date hereof the proceeds from the Trust Account are equal to $350 million or more, effective as of the closing date of such Qualifying Acquisition, the Warrant Lock-Up Period shall terminate and the Founder Group will be entitled to retain ownership of all of the Founder Warrants; or

(ii)           if on the date hereof the proceeds from the Trust Account are less than $350 million, effective as of the closing date of such Qualifying Acquisition, the Warrant Lock-Up Period shall terminate and (A) one third (1/3) of the Founder Warrants will be transferred by the Founder Group to the ownership of the Investor (or its nominee); and (B) the Founder Group will retain ownership of two thirds (2/3) of the Founder Warrants.

(b)   Warrant Agreement.  In the event any Founder Warrants are transferred to the Investor or its nominee pursuant to this Section 2.3, the members of the Founder Group agree to procure the transfer of such Founder Warrants in accordance with the terms and conditions of the Warrant Agreement and the members of the Founder Group agree to use best efforts to cooperate with the Escrow Agent to promptly process the transfer and delivery of the applicable Founder Warrants to the Investor.  Simultaneous with the delivery of such warrants to the Investor hereunder, the Investor shall execute and deliver a joinder agreement, pursuant to which the Investor shall become party to, and bound by, the Warrant Agreement.

(c)   Transfer of Warrants.  In the event of a transfer of any Founder Warrants under Section 2.3(a)(ii) above, the Parties hereby agree that they will mutually agree to structure the transfer of any Founder Warrants to the Investor or its nominee under this Section 2.3 in a manner that would grant the Investor or its nominee the same economic and tax treatment with respect to such warrants as if the Investor or its nominee was an initial member of the Founder Group, such that the warrants shall remain uncapped and have the same rights as the Founder Group has on the date hereof.

SECTION 3.        FURTHER ASSURANCES

3.1          Further Assurances.  In the event that any Founder Shares or Founder Warrants are required to be transferred and/or delivered pursuant to this Agreement, each Party agrees to execute and deliver all related documentation and take such other action in support of the transaction as shall reasonably be requested by any Party to such transaction in order to carry out the applicable terms and provision of this Agreement, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents.

3.2          General Undertaking.  Each Party shall exercise all powers and rights available to it, including as a holder of shares in the Company, and such other rights and powers available to it from time to time in order to give effect to the provisions of this Agreement and to ensure that the Company and the Escrow Agent comply with their respective obligations under this Agreement.

SECTION 4.        REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of the Parties.  Each Party, on behalf of itself, represents and warrants to each other Party on the date of this Agreement as follows: (a) such Party has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party, to the extent required; (c) this Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2          Representations and Warranties of the Founder Group.   Each of Sloan and Sponsor, on behalf of itself and only with respect to such Founder Shares and Founder Warrants held by such Party, represents and warrants on the date of this Agreement as follows: such Party owns, as of the date hereof and, as of the date of transfer to the Investor (or its nominee) as contemplated hereunder, will own the Founder Shares and Founder Warrants, in the respective amounts set forth next to such Party’s name on Schedule 4.2 hereto, free and clear of all Liens, other than Permitted Liens.  Such Party covenants and agrees that it will not sell, transfer, exchange, convert, assign, subject to a Lien, or otherwise encumber or dispose of any of the Founder Shares and Founder Warrants owned by such Party at any time during the term of this Agreement.  Such Party further represents and warrants that, except as contemplated by this Agreement, there are no options, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the Founder Shares and Founder Warrants owned by such Party.

4.3          Representations and Warranties of the Company.  The Company represents and warrants to the Investor on the date of this Agreement and on each occasion that the Company issues, or the Founder Group transfers, as the case may be, any shares or warrants to the Investor pursuant to this Agreement, as follows:

(a)   such shares and/or warrants have been duly and validly authorized and, when issued and delivered to the Investor, will be validly issued, fully paid and non-assessable and are free of pre-emptive rights and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Certificate of Incorporation or under the laws of the State of Delaware;

(b)   the Company has the power to effectuate the transfer of the Founder Shares and/or Founder Warrants to the Investor, or, alternatively, terminate and reissue such shares and warrants to be issued to the Investor under this Agreement, and has taken all necessary corporate action to authorize such issuance and such shares will be validly issued in full compliance with the constitution of the Company and the laws by which the Company is bound;

(c)   the Company will not issue, transfer or sell any additional shares or warrants to the Founder Group during the term of this Agreement or redeem or otherwise acquire any Founder Shares or Founder Warrants during the term of this Agreement, except for purposes of effectuating the transfers thereof to Investor as contemplated by this Agreement;

(d)   the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions described herein will be done in accordance with the NASDAQ marketplace rules and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) of the Company or materially affect the validity of the shares or warrants issued to the Investor or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect on the Company or materially adversely affect the validity of the shares or warrants issued to the Investor or the legal authority of the Company to comply in all material respects with the terms of this Agreement; and

(e)   the Company is in compliance with applicable continued listing requirements of the NASDAQ.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on NASDAQ and the Company has not received any currently pending notice of the delisting of the Common Stock from NASDAQ.

4.4          Representations and Warranties of the Investor.  The Investor represents and warrants to the Company on the date of this Agreement and on each occasion that the Company issues, or the Founder Group transfers, as the case may be, any shares or warrants to the Investor pursuant to this Agreement, as follows:

(a)   the Investor is acquiring the shares and warrants for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the shares and warrants in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”);

(b)   the Investor acknowledges and agrees that the shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws;

(c)   the Investor is able to bear the economic risk of holding the shares and warrants for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment;

(d)   the Investor acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the shares and warrants;

(e)   the Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the shares and warrants; and

(f)    the Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. Investor was not organized solely for the purpose of acquiring the Securities and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

SECTION 5.        TERMINATION

5.1          Termination.  This Agreement will automatically terminate as follows:

(a) by the mutual written consent of the Parties;

(b) upon termination of the Purchase Agreement;

(c) upon the earlier of (i) the expiration of the latest time period set forth in Sections 2.2 and 2.3 hereof or (ii) the depletion of all Founder Shares from the Escrow Account and end of the Warrant Lock-Up Period; and

(d) in the event the Company is generally unable to pay its debts as they become due (unless such debts are subject to a good-faith dispute as to the liability or amount) or acknowledges in writing that it is unable to do so, commences a voluntary case under Title 11 of the United States Code, or makes an assignment of all or substantially all of its assets to, a custodian (as that term is defined in Title 11 of the United States Code or the corresponding provisions of any successor laws) for the Company.

5.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 5.1 above, this Agreement shall become void and there shall be no liability on the part of any Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.  Upon termination of this Agreement, the Escrow Agreement will terminate in accordance with its terms and any Founder Shares remaining in the Escrow Account at the time of such termination will automatically be cancelled and shall thereafter cease to exist and neither the Investor nor any member of the Founder Group shall have any rights with respect thereto.

SECTION 6.        MISCELLANEOUS

6.1          Amendment.  Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.

6.2          Expenses.  All expenses incurred in connection with this Agreement, including without limitation any transfer costs, escrow fees and registration costs, will be paid for by the Company.

6.3          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to any member of the Founder Group to:

c/o Double Eagle Acquisition LLC

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

if to the Investor to:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

if to the Company to:

WillScot Corporation

901 S. Bond Street, Suite 600

Baltimore, MD 21231

Attention: Bradley Bacon, General Counsel & Corporate Secretary

Phone: (410) 931-6150

E-mail: Bradley.bacon@willscot.com

with a copy:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Email: william.schwitter@allenovery.com

6.4          Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.   Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.5          Counterparts.  This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

6.6          Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof, including without limitation the term sheet.

6.7          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible

6.8          Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction.

6.9          Enforcement; Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

6.10        Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHUOT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11        Assignment.  This Agreement shall not be assigned by any of the Parties (including by operation of Law) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

WILLSCOT CORPORATION

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chief Executive Officer

DOUBLE EAGLE ACQUISITION LLC

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: Managing Member

HARRY SLOAN

By:	/s/ Harry Sloan
Name: Harry Sloan
Title:

SAPPHIRE HOLDING S.À R.L.

By:	/s/ Jan Willem Overheul
Name: Jan Willem Overheul
Title: B Manager

[Signature Page to Earnout Agreement]